UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2003

SECURITY BANK CORPORATION

(Exact name of registrant as specified in its charter)
Georgia (State or other jurisdiction of incorporation)	000-23261 (Commission File No.)	58-2107916 (IRS Employer I.D. No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of principal executive offices)

(478) 722-6200

Registrant's Telephone Number, including area code

Not applicable

(Former name or former address, if changed since last report)

___________________________________________________________________________________________

ITEM 7. Financial Statements and Exhibits.

(c)	Exhibits
	Exhibit No.	Exhibit
	99.1	Press Release of Security Bank Corporation dated October 15, 2003

ITEMS 9 and 12. Regulation FD Disclosure

On October 15, 2003, Security Bank Corporation issued a press release to announce its earnings for the Third Quarter of 2003. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY BANK CORPORATION

Date: October 16, 2003

By: /s/ H. Averett Walker

H. Averett Walker

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release distributed October 15, 2003

EXHIBIT 99.1

Security Bank Corporation Announces Record Third Quarter Earnings and Earnings Per Share

Macon, GA., October 15, 2003 / PR Newswire/ -- Security Bank Corporation (the "Company") (NASDAQ:SBKC) today announced record third quarter net income and record quarterly earnings per share.

Earnings Summary

Net income for the quarter was $2.65 million versus $1.66 million for the third quarter of 2002, an increase of 60%. Diluted earnings per share were $0.51 versus $0.48 for the year-ago period, an increase of 6%. For the nine months ended September 30, 2003, net income was $6.1 million or $1.42 per diluted share, an increase of 40% and 12%, respectively.

The Company's annualized returns on average equity and assets for the third quarter were 14.6% and 1.20%, respectively, versus 17.41% and 1.29%, respectively, for the same quarter in 2002. For the nine months ended September 30, 2003, the annualized returns on average equity and assets were 14.6% and 1.16%, respectively, versus 15.9% and 1.16% for the same period in 2002.

Rett Walker, Security Bank Corporation President and CEO remarked, "The third quarter results were once again outstanding as we saw record earnings and earnings per share for our Company. The Company's performance in the third quarter was due to our efforts to protect the net interest margin, improvements in noninterest income related to fees and service charges and the strong performance of our mortgage division. We do believe that the fourth quarter will reflect a decline in mortgage revenues given the reduction in mortgage refinance levels. However, we have worked diligently to build a core banking franchise so that we will not be so heavily dependent on cyclical mortgage revenues going forward. With our new entries into Jones County and Brunswick, we believe our core banking franchise is positioned to deliver the level of earnings our shareholders expect, despite the declining revenues from the mortgage business."

Impact of Bank of Gray Merger

Security Bank Corporation completed its merger with the Bank of Gray at the end of May, 2003. The Bank of Gray's name was changed to Security Bank of Jones County at that time. The quarter ended September 30, 2003 includes three months of operations for the Security Bank of Jones County and balance sheet averages for the third quarter includes three months of these balances. The quarter ended June 30, 2003 includes one month of operations for Security Bank of Jones County and balance sheet averages for the second quarter includes one month of these balances.

Balance Sheet

Loans, excluding loans held for resale, were $666.4 million at September 30, 2003, up from $416.3 million at September 30, 2002, an increase of 60%. Excluding the effect of loans acquired from the Bank of Gray, loans increased $107.6 million or 26% over the year ago period. Total deposits were $713.8 million at September 30, 2003, an increase of 75% over the year-ago level of $408.6 million. Excluding the effect of deposits acquired from the Bank of Gray, deposits increased $94.2 million or 23% over the year-ago period. Total assets increased to $874.2 million at September 30, 2003, up from $530.4 million at September 30, 2002, an increase of 65%. Excluding the effects of assets acquired from the Bank of Gray, total assets increased $113.7 million or 21% versus September 30, 2002.

Stockholders' equity increased $34.8 million to $73.8 million, an increase of 89%. The primary reasons for the increases were the issuance of $29.4 million of common stock in the Bank of Gray merger and earnings, net of dividends paid to shareholders. Book value per share increased 28% to $14.71 and tangible book value per share decreased $1.24, or 11%, to $9.69. Excluding the impact of the merger with the Bank of Gray, tangible book value per share would have increased $0.83 per share over the year-ago level of $10.93, an increase of 8%.

Net Interest Income

Net interest income for the third quarter of 2003 was $8.8 million, an increase of 61% over the third quarter of 2002. The net interest margin on a fully tax-equivalent basis was 4.34% for the quarter ended September 30, 2003, versus 4.55% for the comparable period one year ago and 4.27% for the second quarter of 2003. For the nine months ended September 30, 2003, the net interest margin was 4.32% versus 4.41% for the same period in 2002. Walker remarked, "We are very encouraged that our net interest margin held up well during the most recent quarter particularly in light of the pressure on margins in our industry."

Noninterest Income and Expense

Noninterest income for the third quarter of 2003 was $4.4 million versus $3.5 million for the third quarter of 2002, an increase of 26%. Service charge income was $1.38 million, up 54% from the third quarter of 2002 (up 36% excluding the impact of Security Bank of Jones County) and mortgage revenues were $2.7 million, up 14% over year-ago levels.

Noninterest expense for the third quarter was $8.3 million, an increase of 41% over the third quarter 2002's level of $5.9 million. Excluding increases related to Security Bank of Jones County, noninterest expense was up 24% over the third quarter of 2002. This increase was primarily related to salary and benefit increases and legal and professional fees. The Company's efficiency ratio was 62.7% for the third quarter of 2003, versus 65.6% for the third quarter of 2002.

Asset Quality

Total nonperforming assets (nonaccrual, repossessed assets and other real estate owned) were 1.28% of total assets versus 1.18% when compared to the year-ago period. Net charge-offs to average loans were 0.18% on an annualized basis for the third quarter of 2003 versus 0.30% for the third quarter of 2002. The allowance for loan losses as a percentage of loans, excluding loans held for resale, was 1.35% at September 30, 2003 as compared to 1.19% at September 30, 2002 and 1.31% at June 30, 2003. The allowance for loan losses was $9.0 million at September 30, 2003, up from $5.0 million at September 30, 2002. The allowance increase was primarily attributable to growth in the Company's loan portfolio as well as the addition of $2.9 million of loss reserves in connection with the Bank of Gray merger.

Other Information

The Company is reaffirming its guidance for 2003 diluted earnings per share. Previously, the Company provided guidance for 2003 diluted earnings per share in the range of $1.80 to $1.85, which represents an 18% to 22% increase over 2002 diluted earnings per share of $1.52.

About Security Bank Corporation

Security Bank Corporation is a Georgia multi-bank holding company based in Macon, Bibb County, Georgia. Effective June 3, 2003, the Company changed its name from SNB Bancshares, Inc. to Security Bank Corporation. The Company's ticker symbol changed on that date from SNBJ to SBKC. The Company's wholly owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, and Security Bank of Jones County. The banks maintain 12 full service offices in Macon, Perry, Warner Robins, and Gray, Georgia, as well as, one full service office in Brunswick. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary, Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, St. Simons, Richmond Hill, Rincon, Butler, and Fayetteville.

Safe Harbor

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Security Bank Corporation's filings with the Securities and Exchange Commission (which can also be found under the Company's former name of SNB Bancshares, Inc.) for a summary of important factors that could affect Security Bank Corporation's forward-looking statements. Security Bank Corporation undertakes no obligation to revise these statements following the date of this press release.

For more information, contact Rett Walker, President and CEO at 478-722-6220 or Jim McLemore, Chief Financial Officer at 478-722-6243.

Security Bank Corporation
Selected Consolidated Financial Data
(Unaudited - Dollars in Thousands, except Per Share Amounts)

	Quarters Ended			Nine Months Ended
	September 30,			September 30,
	2003	2002	% Change	2003	2002	% Change
EARNINGS SUMMARY:
Net interest income (FTE)	$ 8,791	$ 5,462	61.0%	$ 21,094	$ 15,453	36.5%
Prov. for Loan Losses	783	402	94.8%	2,129	1,452	46.6%
Noninterest Income	4,443	3,534	25.7%	13,121	9,553	37.3%
Noninterest Expense	8,302	5,903	40.6%	22,270	16,533	34.7%
Prov. for Income Taxes	1,411	979	44.1%	3,503	2,512	39.5%
Net Income	2,649	1,657	59.9%	6,106	4,355	40.2%

PER COMMON SHARE:
Basic earnings	$ 0.53	$ 0.49	7.9%	$ 1.47	$ 1.29	14.7%
Diluted earnings	0.51	0.48	6.3%	1.42	1.27	11.6%
Cash dividends declared	0.10	0.09	11.1%	0.30	0.26	15.4%
Book value	14.71	11.49	28.0%	14.71	11.49	28.0%
Tangible book value	9.69	10.93	-11.3%	9.69	10.93	-11.3%

KEY PERFORMANCE RATIOS (a):
Return on average equity	14.57%	17.41%		14.57%	15.85%
Return on average assets	1.20%	1.29%		1.16%	1.16%
Efficiency ratio	62.73%	65.62%		65.09%	66.12%
Net interest margin (FTE)	4.34%	4.55%		4.32%	4.41%
Net charge-offs to average loans	0.17%	0.30%		0.24%	0.20%

BALANCE SHEET SUMMARY - END OF PERIOD
Investment securities	$ 112,867	$ 46,475	142.9%
Loans Held for Resale	16,696	28,715	-41.9%
Loans, gross	666,411	416,347	60.1%
Allowance for loan losses	(8,981)	(4,954)	81.3%
Total assets	874,219	530,426	64.8%
Deposits	713,846	408,600	74.7%
Other borrowed money	80,976	79,236	2.2%
Stockholders' equity	73,808	39,050	89.0%

ASSET QUALITY - END OF PERIOD
Nonaccrual loans	$ 7,716	$ 4,145	86.2%
Foreclosed loans	100	75	33.3%
Other real estate owned	3,348	2,028	65.1%
Total nonperforming assets	11,164	6,248	78.7%
Allowance for loan losses/NPA's	80.45%	79.29%	1.5%
Allowance for loan losses/loans	1.35%	1.19%	13.3%

(a) Annualized based on number of days in the period, except efficiency ratio

Security Bank Corporation
Average Balance Sheet and Net interest Income Analysis
(Unaudited - Dollars in Thousands)

	Quarter Ended			Nine Months Ended
	September 30, 2003			September 30, 2003
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest-bearing deposits and fed funds sold	$ 11,408	$ 30	1.05%	$ 7,104	$ 59	1.11%
Investment securities	102,953	906	3.52%	67,981	2,048	4.02%
Loans Held for Resale	38,385	542	5.65%	34,857	1,407	5.38%
Loans	658,033	10,930	6.64%	541,567	27,133	6.68%
Total earning assets	810,779	12,408	6.12%	651,509	30,647	6.27%
Non-earning assets	69,255			52,252

Total assets	$ 880,034			$ 703,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings and interest-bearing transaction	$ 171,160	$ 285	0.67%	$ 134,538	$ 805	0.80%
Time deposits	440,675	2,664	2.42%	335,819	6,752	2.68%
Other borrowings	102,720	668	2.60%	98,340	1,996	2.71%
Total interest-bearing liabilities	714,555	3,617	2.02%	568,697	9,553	2.24%
Noninterest-bearing liabilities:
Noninterest bearing deposits	88,607			75,256
Other noninterest-bearing liabilities	4,124			3,918
Total liabilities	$ 807,286			$ 647,871

Stockholders' Equity	72,748			55,890

Total liabilities and stockholders' equity	$ 880,034			$ 703,761

Interest rate spread			4.10%			4.03%

Net interest income		$ 8,791			$ 21,094

Net interest margin (FTE)		4.34%			4.32%

Security Bank Corporation
Quarterly Financial Data
(Unaudited - Dollars in Thousands)

	2003			2002				2001
	Third	Second	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
EARNINGS SUMMARY:
Net interest income (FTE)	$ 8,791	$ 6,708	$ 5,595	$ 5,567	$ 5,462	$ 5,107	$ 4,884	$ 4,766
Loan loss provision	(783)	(857)	(489)	(1,151)	(402)	(510)	(540)	(626)
Noninterest income	4,443	4,733	3,945	3,608	3,534	2,890	3,129	3,656
Noninterest expense	8,302	7,425	6,543	6,504	5,903	5,234	5,396	5,799
Pretax income	4,060	3,093	2,456	1,465	2,636	2,203	2,027	1,947
Provision for income taxes	1,411	1,205	887	554	979	834	699	762
Net income	2,649	1,888	1,569	911	1,657	1,369	1,329	1,184

NONINTEREST INCOME DETAIL:
Deposit service charges	$ 1,381	$ 1,161	$ 1,006	$ 1,013	$ 894	$ 781	$ 718	$ 821
Mortgage origination/SRP fees	2,678	3,197	2,644	2,318	2,344	1,871	2,054	2,466
Other noninterest income	384	375	295	277	296	238	357	369
Total noninterest income	4,443	4,733	3,945	3,608	3,534	2,890	3,129	3,656

NONINTEREST EXPENSE DETAIL:
Salaries and employee benefits	$ 4,846	$ 4,679	$ 4,063	$ 3,739	$ 3,446	$ 3,194	$ 3,225	$ 3,511
Occupancy and equipment	843	743	677	669	692	597	598	657
Losses on OREO	125	78	44	295	225	56	93	191
Other noninterest expense	2,488	1,925	1,759	1,801	1,540	1,387	1,480	1,440
Total noninterest expense	8,302	7,425	6,543	6,504	5,903	5,234	5,396	5,799
			-	-	-	-	-	-

SELECTED RATIOS:
Net interest margin - FTE (a)	4.34%	4.27%	4.34%	4.32%	4.55%	4.41%	4.26%	4.34%
Efficiency Ratio	62.73%	64.90%	68.58%	70.89%	65.62%	65.45%	67.34%	68.86%
Nonperforming assets/total assets	1.28%	1.22%	1.23%	1.09%	1.18%	1.11%	1.23%	1.17%
Net charge-offs to average loans (a)	0.17%	0.83%	0.14%	0.58%	0.30%	0.12%	0.18%	0.89%

(a) Annualized based on number of days in the period